Exhibit 99B16.C

                          LIGHTHOUSE CAPITAL MANAGEMENT
                                COMPLIANCE MANUAL

I.   TRADING                                                             Page 2

     A. The Portfolio Manager will determine appropriate
        securities to buy or sell in all managed accounts.               Page 2
     B. Front Running                                                    Page 2
     C. Insider Trading                                                  Page 2
     D. Employee Trading                                                 Page 3
     E. Block Trading                                                    Page 3


II.  RECORD KEEPING                                                      Page 4

     A. Business Accounting Records                                      Page 4
     B. Client Records                                                   Page 4
     C. Performance and Recommendations                                  Page 4
     D. Trading Records                                                  Page 5
     E. Corporate Records                                                Page 5
     F. Net Capital Requirements                                         Page 5
     G. Advertisements                                                   Page 5

III. SEC & STATE FILINGS                                                 Page 6

     A. Form 13F                                                         Page 6
     B. Form 13G                                                         Page 6
     C. Form ADV                                                         Page 6
     D. Registration Requirements                                        Page 6
     E. Specific Limitations                                             Page 8

IV.  CLIENT REPORTING                                                    Page 9

     A. Quarterly Reports                                                Page 9
     B. Annual Reports                                                   Page 9
     C. Compliance                                                       Page 9

V.   NEW ACCOUNTS                                                        Page 10

     A. The President or Compliance Officer will Determine               Page 10
     B. New Client Information Form - Approved by the
        Compliance Officer                                               Page 10
     C. Schwab Application Forms - Approved by the President             Page 10
     D. Lighthouse Contract and ADV                                      Page 10
     E. Initial Client Portfolio                                         Page 11
     F. Account Transfers                                                Page 11
     G. Wrap Accounts                                                    Page 11

VI.  RULES OF CONDUCT                                                    Page 12

     A. Written Supervisory Procedures                                   Page 12
     B. Advertisements                                                   Page 12
     C. Prohibited Business Practices                                    Page 12
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                          LIGHTHOUSE CAPITAL MANAGEMENT
                                COMPLIANCE MANUAL

                                   I. TRADING

A. THE PORTFOLIO MANAGER WILL DETERMINE APPROPRIATE SECURITIES TO BUY OR SELL IN ALL MANAGED ACCOUNTS.

     1. The Portfolio ManagerAdministrator will execute or initial all order tickets or portfolio templates.

     2. An order ticket or portfolio template is required for all trades

     3. The Portfolio Manager will designate personnel with authority to place trades.

     4.  After  trades  are  placed,  trade  documents  are to be  given  to the
Portfolio Management Systems analyst who will reconcile with broker confirmations. The analyst will also inform the Portfolio Manager if any trade documents are missing his approval.

B. FRONT RUNNING

     1. The Portfolio Manager is responsible for ensuring that no preferential treatment is afforded any employee when placing trades for that employee.

     2. In the case of block trades, all orders for employees participating in the block trade will be filled last.

     3. No employee may buy securities in advance of a "buy" block trade, sell securities after a "buy" block trade, sell in advance of a "sell" block trade, or buy after a "sell" block trade in the same security. See "Trading Rules" for detailed instructions.

C. INSIDER TRADING

     1. It is a violation of federal and state securities regulations to buy or sell securities based on nonpublic information (inside information) to prevent any person from having an unfair advantage. Nonpublic information would include information from company insiders that has not been publicly announced and information concerning the content of articles about a company prior to its publication.

     2. If any employee receives nonpublic information from any source, that employee is to immediately inform the Compliance Officer.

     3. Under no circumstances may an employee trade or recommend a trade to others of such security based on this nonpublic information.

     4. If any  employee  knows  that  interviews  or written  articles  will be published concerning a specific company, that employee must inform the Compliance Officer. The compliance officer will meet with the Portfolio Manager and the employee to discuss the effect of such publication and document plans for trading of that security in clients' accounts. Trading in employee accounts should be suspended for one week prior and one week after the publication date.

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D. EMPLOYEE TRADING

     1. All employees must maintain an account with Charles Schwab for purposes of buying or selling securities for themselves or their immediate family. That account must be linked to Lighthouse Capital's master account.

     2. Any trades an employee wishes to make must be approved by the Portfolio Manager. This approval may be in the form of a signed order ticket or other signed portfolio template.

     3. The Portfolio Manager is responsible for reviewing trading activity in employee accounts on a monthly basis to assure the adherence to this policy.

     4. The Compliance Officer is responsible for reviewing employee accounts on a regular basis. The President is responsible for reviewing the Compliance Officer's accounts.

     5. All Employee accounts must adhere to any trading restrictions or limits instituted for client accounts of the same type (i.e. Growth, Growth & Income). The President may waive this restriction for any employee due to the size of the account.

     6. If an employee must liquidate securities due to a margin call or other financial difficulty, such liquidation should not violate the employee trading rules. If the only securities available for liquidation are currently being bought or sold for client accounts, and, therefore, such liquidation would violate employee trading rules, Lighthouse Capital Management will advance the appropriate funds until the proper trades can be made. That employee will then be prohibited from any opening personal trades for a period of six months except that he or she may invest in the company's mutual fund(s).

E. BLOCK TRADING

     1. Partially filled block trades will be assigned on a random basis referencing account number. Account numbers will be sorted at random and block orders will be filled until completed in that order.

     2. Under no circumstances will employee or family accounts be filled prior to customer accounts.

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                               II. RECORD KEEPING

A. BUSINESS ACCOUNTING RECORDS

     1. The following records will be prepared, kept current on site for a period of 2 years and in an easily accessible off site location indefinitely either in hard copy or on computer disk with backups:

          i. A general ledger reflecting all asset, liability, income, expense, and capital accounts.

          ii. All trial balances, financial statements, and internal working papers that may be prepared relating to the business of the Firm

          iii. A record showing all payments received, including date of receipt, purpose, and from whom received; and all disbursements, including date paid, purpose, and to whom paid.

          iv. All bills or statements (or copies thereof), paid or unpaid, relating to the business of the Firm

          v.    All  check  books,   bank   statements,   canceled   checks,cash
                reconciliations, receivables and payables

B. CLIENT RECORDS

     1. The following records will be kept on site for a period of 2 years and in an easily accessible off site location for a period of at least 3 additional years from the end of the fiscal year during which the last entry was made on such record either in hard copy or on computer disk with backups:

          i. Instructions received from clients in regard to purchase, sale, delivery or receipt of securities

          ii. Copies or originals of communications sent to or received from clients

          iii. Copies or originals of client contracts, LPOA's and/or other account documents

          iv.   Performance fee calculations (if applicable) and fee invoices

          v. Copies of all complaints of clients relating to investment activities for clients. "Complaint" means any written or oral statement of a client or any person acting on behalf of a client alleging a grievance involving the activities of persona under the control of the Firm in connection with providing investment advice to or placing orders on behalf of clients.

C. PERFORMANCE AND RECOMMENDATIONS

     1. The following records will be kept on site for a period of 2 years and in an easily accessible off site location for a period of at least 3 additional years from the end of the fiscal year during which the advertisement was published or disseminated either in hard copy or on computer disk with backups:

          i. Copies of publications and recommendations distributed to at least ten persons and research materials backing recommendations

          ii. Copies of performance advertising and basis for performance information

D. TRADING RECORDS

     1. The following records will be kept on site for a period of 2 years and in an easily accessible off site location for a period of at least 3 additional years from the end of the fiscal year during which the last entry was made on such record either in hard copy or on computer disk with backups:

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          i.    Order tickets including terms of the order

          ii.   Transaction confirmations

          iii.  Client account statements or custodian reports

          iv. Records of trading activity showing securities purchased or sold on advice of the Firm, and the date, amount, and price of each purchase and sale

          v. A record of every transaction in a security (other than direct obligations of the United States) in which the Firm or any representative has, or by reason of such transaction acquires, any direct or indirect beneficial ownership

E. CORPORATE RECORDS

     1. The following records will be kept continuously on site:

          i.    Articles of incorporation and bylaws

          ii.   Minute book

          iii.  Stock certificate books

          iv.   Licenses

F. NET CAPITAL REQUIREMENTS

     1. The Firm shall have at all times liquid net capital of not less than that required by each state where business is transacted.

     2. It shall be the responsibility of the Designated Supervisor to check the financial records of the Firm and to examine the financial statements of the Firm at least monthly to ensure compliance with the applicable rules.

G. ADVERTISEMENTS

     1. A file containing copies of each notice, circular, advertisement, newspaper article, investment letter, bulletin, or other communication recommending the purchase or sale of a specific security, which the Firm or any of its representatives circulate or distribute, directly or indirectly; and if such notice, circular, advertisement, newspaper article, investment letter, bulletin, or other communication does not state the reasons for such recommendation, a memo of the Firm and/or the representative indicating the reasons therefor.

     2. A file containing a copy of all advertisements relating to the Firm's business

     3. Each distribution of "advertisements" must include a list of those to whom the advertisement was sent

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                            III. SEC & STATE FILINGS

A. FORM 13F

     1. For any quarter in which managed equities exceed $100 million, Form 13F will be filed with the SEC within 45 days of the end of the quarter

B. FORM 13G

     1. The Compliance Dept. will monitor levels of equity holdings. Form 13G will be filed with the SEC if holdings of any equity exceed 5% of the outstanding stock within 45 days of the end of the calendar year

C. FORM ADV

     1. Changes to the following will be promptly reported

          i.    Part I-1. Name of Company

          ii. Part I-2. Principal place of business; business hours; telephone number

          iii.  Part I-3. Location of books & records

          iv.   Part I-4. Person to contact, title, address, telephone number

          v.    Part I-5. Person for notice, address

          vi.   Part I-8. Type of organization, date, jurisdiction

          vii.  Part I-11. Disciplinary questions

          viii. Part I-13A. Custody of client funds

          ix.   Part I-13B. Custody of client securities

          x.    Part I-14A. Related persons with custody of client funds

          xi.   Part I-14B. Related persons with custody of client securities

     2. Material changes in the following will be reported promptly

          i.    Part I-9. Taking over business of an RIA

          ii.   Part I-10. Persons not listed having control

          iii.  Part II. All parts except Item 14 (balance sheet)

     3. All changes not listed above will be reported by March 30 each year

     4. The Firm shall file a completed  Form ADV-S,  in  triplicate,  each copy
being  manually  signed,  with  the  U.S.  Securities  &  Exchange   Commission,
Washington, D.C., within 90 days after the end of each fiscal year.

D. REGISTRATION REQUIREMENTS

     1. The Firm shall have at least one full-time employee, located at its principal place of business, whose responsibilities shall include supervising the advisory services of the Firm and its Investment Adviser Representatives.

     2. Currently, the Firm's Designated Supervisor for compliance is Christine Cobb, CFO.

     3. In order to qualify as a Designated Supervisor of the Firm's advisory activities, an individual must:

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          i.    be a full-time employee;

          ii. be located in an operate from the Firm's principal place of business;

          iii.  have   passed   all   applicable   state   investment    adviser
                representative examinations where the Firm transacts business, unless the examination has been waived; and

          iv. have been identified as the Firm's Designated Supervisor in a letter to each state's Securities Administrator in the states where the Firm will transact business and be registered in those states if necessary.

     4. The Firm may have one or more individuals represent it as Investment Adviser Representatives. Primary responsibilities of Representatives may include seeking client accounts and rendering advisory services to clients.

     5. To qualify as a Representative of the Firm, an individual must:

          i.    have   passed   all   applicable   state   investment    adviser
                representative examinations, unless the examination has been waived; and

          ii. unless exempt, be registered as a Representative of the Firm in all states where business activities are conducted. Passing an exam does not necessarily mean registration is granted.

     6. No Investment Adviser Representative of the Firm shall solicit potential business from a prospective advisory client or render any advice unless registered for the Firm in the client's state of residence to do so, unless he/she is exempt from registration. Questions regarding the registration requirements of states must be directed to the Firm's Designated Supervisor.

     7. The Firm shall file state registration renewal applications each year when due.

     8. It is the responsibility of the Designated Supervisor to ensure that Form ADV-S and state license renewal applications are completed and filed when due each year.

     9. It is the responsibility of the Designated Supervisor to ensure that all reporting requirements to state administrators are met including financial statements, lawsuits and administrative proceedings, transfer of control, name change, amendments to state applications, and change of supervisor.

     10. Each representative of the Firm is responsible for keeping his or her qualification application (Form U-4 or other form) on file with state administrators complete and current, and for reporting to the Firm certain events and occurrences. In addition, each employee has an obligation under federal law to file a list of his or her personal securities transactions with the Firm. Accordingly, each representative of the Firm must make the following reports to the Firm's Designated Supervisor:

          i. A written report within 10 days of any event that occurs so as to make any answers to the questions contained in the
                Representative's Schedule D to Form ADV and his or her qualification application on file with any state administrator inaccurate, incomplete, or misleading.

          ii. Copies of any complaint involving any aspect of the investment advisory business naming the Representative as a defendant in any civil or criminal proceeding or in any administrative or disciplinary proceeding, by any public or private regulatory agency, within 20 days of the date the complaint is served on the Representative; a copy of any answer filed thereto by the

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                Representative  within 10 days of the date such  answer is file;
                and a copy of any decision, order or sanction made with respect to such proceeding within 20 days of the date the decision, order or sanction is rendered.

     11. Upon receipt of any of the foregoing reports from its Representatives, the Firm shall take the necessary action to file the information with each state in which the representative is qualified.

E. SPECIFIC LIMITATIONS

     1. The Firm shall not engage in investment advisory activities when it is not, but is required to be, registered under the Investment Advisers Act of 1940, or conduct business in a state unless it is licensed or exempt from licensing.

     2. The firm shall not employ directly any individual to represent it as a Representative in a state except an individual who has fulfilled the requirements of Section D.5 herein, unless such requirements have been waived by the appropriate state administrator.

     3. It shall be the responsibility of the Firm's Designated Supervisor to examine client correspondence, transaction confirmations, and other records periodically to ensure Representatives of the Firm are not transacting business in a state when not registered to do so.

     4. No employee or Representative of the Firm shall solicit client accounts or provide advice on behalf of the Firm to clients in a state unless he/she has fulfilled the requirements of Section D.5 herein and have been authorized by the Firm to transact business as a representative.

     5. No employee or Representative of the Firm shall transact business on behalf of or represent any broker-dealer, issuer, or other investment adviser or be separately licensed as an investment adviser without the prior consent of the Designated Supervisor.

     6. No employee of the Firm shall issue, offer, or sell any type of investment instrument, including promissory notes, general partnership interests, joint venture interests, limited partnership interests, or commercial paper without first obtaining consent of the Firm's Designated Supervisor.

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                              IV. CLIENT REPORTING

A. QUARTERLY REPORTS

     1. Performance information, since inception, annual, quarter

     2. Asset allocation as of quarter end

     3. Fee invoice(s)

B. ANNUAL REPORTS

     1. The Firm should  offer,  in writing,  to deliver  upon request a copy of
Part II, Form ADV. The statement must be mailed or delivered within seven days of the receipt of such request.

     2. Realized Gains/Losses

C. COMPLIANCE

     1. Reconciliation of broker statement to portfolio management system. Reviewed by compliance officer

     2. Quarterly reports reviewed by President and Compliance Officer

     3. Fee invoices to custodians will be submitted 3 days after mailing invoices to clients

     4. All client correspondence (incoming or outgoing) will be reviewed by the President or Compliance Officer. All client complaints will be reviewed by the President.

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                                 V. NEW ACCOUNTS

A. THE PRESIDENT OR COMPLIANCE OFFICER WILL DETERMINE

     1. Suitability of investments and contract

     2. Investment objectives

     3. Financial status

     4. Tax status

     5. Family background

     6. Cash flow needs

     7. Qualified plan requirements

B. NEW CLIENT INFORMATION FORM - APPROVED BY THE COMPLIANCE OFFICER

     1. Name, address, phone, tax identification number, other advisors

     2. Client, portfolio, accounts including internal accounting codes

     3. Portfolio objective

     4. Type of fees and method of payment

     5. Fiscal year

     6. Margin or cash account

     7. Cash deposit and/or transfer

     8. Taxable or tax-deferred account

     9. Regular distribution if applicable

C. SCHWAB APPLICATION FORMS - APPROVED BY THE PRESIDENT

     1. Refer to Schwab procedures manual for proper forms to submit for various accounts

     2. Refer to Schwab procedures manual for procedure in transferring accounts from another brokerage firm, mutual fund or trust company

D. LIGHTHOUSE CONTRACT AND ADV

     1. Written contract, a copy of which must be given to the client within 20 days after execution. No Representative shall render investment advice to any person unless a contract has been signed by the client and by an authorized principal of the Firm.

     2. In order for a client to enter into a participating contract (performance bonus will be calculated), the client must meet a suitability standard of either 1) $750,000 under management or 2) $1.5 million net worth. Request should be made for the client's net worth statement. If the client prefers not to provide that statement, the President should ascertain whether the client qualifies and make note for the reason for the absence of such statement.

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     3. The contract should disclose:

          i. that no assignment of the contract may be made without the consent of the client

          ii. fees to be charged and the formula for computing the advisory fee

          iii. termination provisions and the formula for computing the amount of prepaid fee to be returned in the event of contract termination

     4. The Firm shall, in accordance with Regulation ss. 275.204-3 under the Investment Advisers Act of 1940, furnish each advisory client and prospective advisory client with Part II, Form ADV.

E. INITIAL CLIENT PORTFOLIO

     1. Portfolio summary listing expected portfolio size, portfolio type, accounts under portfolio, expected account sizes and special requirements will be given to the Portfolio Manager when initial transfers or deposits are complete

     2. Portfolio summary will be approved by the Compliance Officer

     3. Portfolio summary will be updated as actual amounts are received and a final prepared when all account transfers and deposits are complete

F. ACCOUNT TRANSFERS

     1. The Client Account Administrator will monitor account transfers until complete

     2. Reconciliation of expected transfers with actuals will be done when transfers are complete

G. WRAP ACCOUNTS

     1. The President is responsible for approving all agreements with brokerage firms and registered representatives to manage wrap accounts

     2. The registered representative is responsible for determining investment objectives and suitability

     3. Lighthouse Capital will not normally have contact with the brokerage client

     4. All reporting will be directed to the registered representative

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                              VI. RULES OF CONDUCT

A. WRITTEN SUPERVISORY PROCEDURES

     1. The Firm has established these written supervisory procedures and a system for applying them that the Firm believes will prevent and detect any violation of the Investment Advisers Act of 1940 and applicable state laws and rules and orders thereunder. These procedures include the designation of a number of supervisory employees reasonable in relation to the number of the Firm's qualified Investment Adviser Representatives, offices, and services to clients.

     2. It shall be the  responsibility of the Firm's  Designated  Supervisor to
review   these   procedures   annually  to  update  them  and  ensure  that  new
Representatives and employees have received and reviewed a copy of them.

B. ADVERTISEMENTS

     1. Neither the Firm nor any of its Representatives shall publish, circulate, distribute or otherwise use any advertisement that is incomplete, false, or misleading. All advertisements developed by, or on behalf of, the Firm or its Representatives shall be constituent with the provisions of Sec. 206(4) of the Investment Advisers Act of 1940 and Regulation ss. 275.206(4)-1 thereunder, and applicable state standards and rules thereunder. All advertisements, including form letters, relating to advisory services must be approved by the firm's Designated Supervisor prior to being circulated.

     2. Neither the Firm nor any of its Representatives may pay a cash fee, directly or indirectly, to any person seeking clients for the Firm unless the prior consent of the Firm's Designated Supervisor has been obtained and the payments are made in compliance with all applicable laws and rules.

C. PROHIBITED BUSINESS PRACTICES

     1. The Firm or any of its employees or Investment Adviser Representatives shall NOT engage in any of the following practices in connection with providing the Firm's advisory services. It shall be the responsibility of the Firm's Designated Supervisor to make sure that proper compliance has been obtained and the payments are made in compliance with all applicable laws and rules.

          i. Exercise any discretionary power of any kind unless the Firm has obtained written discretionary authority from the client.

          ii. Place an order to purchase or sell a security for the account of a client upon instruction of a third party without first obtaining a third party trading authorization from the client.

          iii. Induce trading in a client's account that is excessive in size or frequency in view of the financial resources and character of the account.

          iv. Recommend to a client the purchase, sale or exchange of any security unless the recommendation is suitable for the client based upon the client's financial situation and needs and investment objective.

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          v.    Place an order to purchase or sell a security for the account of a client without authority to do so.

          vi. Borrow money or securities from or lend money or securities to a client.

          vii. Represent itself or themselves as a financial or investment planner, consultant, or adviser, when the representation does not accurately describe the nature of the services offered, the qualifications of the person offering the services, and the method of compensation for the services.

          viii. Place an order for a client for the purchase or sale of a security unless the security is either registered or the security or transaction is properly exempted under applicable state and federal securities laws.

          ix. Recommend to a client that the client engage the services of a broker/dealer, agent, or investment adviser not licensed in the state where the client resides, unless the client is a "financial institution or institutional investor" in the state where the client resides.

          x. Place an order to purchase or sell a security for a client through a broker/dealer or agent not licensed in the state where the client resides, unless the client is a "financial institution or institutional investor" in the state where the client resides.

          xi.   Take or have custody of any securities or funds of any client.

          xii. Effect a security transaction as principal (for its or their own account) with a client.

          xiii. Falsify any information on Firm records pertaining to a client's account, including a client's name or address.

          xiv. Disclose to third parties any information received from a client, including the client's name, unless obligated to do so by law or unless permission of the client is obtained prior to providing the information.

          xv. Employ any device, scheme or artifice to defraud a client, or engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client.

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